Exhibit 11.1

	Computation of fully-diluted earnings per share, using 21,921,256 weighted average shares outstanding.

                                              							Amount		        Per Share
Net income					                                     	$  8,438,000	    	$  .38

Calculation of number of weighted average
   fully-diluted shares:
Proceeds from assumed exercise of options	          	$18,184,055
Divided by quarter ended March 31, 1997
   average closing price of common stock	   	             $27.51
Equals number of shares assumed purchased
   under treasury stock method			                        660,998
Number of shares assumed purchased through
   exercise of options					                              900,000
Less number of shares assumed purchased
   under treasury stock method			                        660,998
Equals additional shares assumed outstanding
   for fully-diluted earnings per share computation	     239,002
Plus weighted average number of shares
   outstanding, primary EPS calculation            		 21,682,254
Equals weighted average number of shares
   outstanding, fully-diluted EPS calculations		      21,921,256